Utz Brands Reports Fourth Quarter and Full-Year 2021 Financial Results

Hanover, PA – March 3, 2022 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, today reported financial results for the Company’s fiscal fourth quarter and full-year ended January 2, 2022.

“2021 marked our first year as a public company, and I’m incredibly proud of our Utz team. In a challenging supply chain environment, we made the trade-off to ensure strong levels of service to our customers to meet the robust demand from our consumers while absorbing higher costs to do so. This decision impacted our profits in the short term but was the right decision to benefit and accelerate our long-term growth.” said Dylan Lissette, Chief Executive Officer of Utz.

Mr. Lissette continued, “Our fourth-quarter results reflect this trade-off with organic net sales growth accelerating meaningfully versus previous quarters, but earnings being impacted by higher than anticipated industry-wide supply chain costs. Importantly, we took significant pricing actions in 2021, as seen in our building net price realization improvements throughout each quarter, and this trend has continued through year-to-date 2022. These pricing actions, along with our productivity programs, give us confidence that we will be able to offset the continuing high inflation as we exit 2022 and into 2023.”
Fourth Quarter and Full-Year 2021 Financial Highlights

(in $millions, except per share amounts)	14-weeks Ended January 3, 2021	13-weeks Ended January 2, 2022	% Change	53-weeks Ended January 3, 2021(1)	52-weeks Ended January 2, 2022	% Change

Net Sales	$246.3	$300.9	22.2%	$964.3	$1,180.7	22.4%
Pro Forma Net Sales(1,2)	275.5	300.9	9.2%	1,173.4	1,184.3	0.9%

Gross Profit	81.6	90.5	10.9%	332.7	383.9	15.4%
Adjusted Gross Profit(2)	90.5	103.3	14.1%	365.4	424.9	16.3%
Adjusted Gross Profit Margin(2)	36.7%	34.3%	(241)	bps	37.9%	36.0%	(191)	bps

Net Income (Loss)	(87.5)	(16.2)	nm	(104.5)	8.0	nm
Earnings Per Share	nm	nm	nm
Adjusted Net Income(2)	25.5	16.0	(37.3)%	68.8	77.5	12.6%
Adjusted EBITDA(2)	34.0	37.7	10.9%	133.9	156.2	16.7%
Adjusted EBITDA Margin(2)	13.8%	12.5%	(128)	bps	13.9%	13.2%	(66)	bps
Diluted Earnings Per Share	nm	$(0.14)	nm	nm	$0.22	nm
Adjusted Earnings Per Share(2)	nm	$0.11	nm	nm	$0.54	nm

(1) Pro Forma Net Sales assumes the Company owned H.K. Anderson, Truco Enterprises, and Festida Foods on the first day of fiscal 2020, and that the Company owned Vitner’s on the first day of fiscal February 2020. Pro Forma Net Sales are on an estimated comparable 13-week basis.
(2) See description of Non-GAAP financial measures and reconciliations of GAAP measures to Non-GAAP adjusted measures in the tables that accompany this release.

Fourth Quarter Growth Highlights

For the 13-week period ended January 2, 2022, the Company’s retail sales as measured by IRI MULO-C increased 10.9% on a two-year CAGR basis versus the Salty Snack Category growth of 10.5% for the same period. The Company’s Power Brands’ retail sales increased 12.5% on a two-year CAGR basis and increased to 87% of the Company’s retail sales. Power Brands’ sales growth during the two-year period was led by Utz®, ON THE BORDER®, Zapp’s®, TORTIYAHS!®, Golden Flake® Pork Skins, Hawaiian®, and TGI Fridays®. Consistent with the Company’s expectations, the two-year CAGR retail sales of the Company’s Foundation Brands increased 1.6% reflecting the continued strategy to focus its resources on its Power Brands.
IRI Retail Sales Growth Summary(1)

	13-Weeks Ended January 2, 2022		52-Weeks Ended January 2, 2022
(in $millions)	YoY Change	2-Year CAGR	YoY Change	2-Year CAGR

Total Retail Sales Growth(1)

Salty Snack Category	12.7%	10.5%	6.8%	8.1%

Utz	11.7%	10.9%	1.7%	8.3%
Power Brands	13.5%	12.5%	3.0%	9.9%
Foundation Brands(2)	0.4%	1.6%	(6.1)%	(0.4)%

Sales by Geography Growth(1)

Core

Salty Snack Category	11.5%	9.4%	5.0%	7.1%
Utz	9.4%	7.7%	(1.4)%	5.1%
Power Brands	11.2%	9.0%	(0.5)%	6.2%

Expansion
				14.9%
Salty Snack Category	12.6%	11.1%	7.9%	8.9%
Utz	14.5%	14.5%	3.8%	11.8%
Power Brands	16.7%	17.5%	6.0%	14.9%

Emerging

Salty Snack Category	13.4%	10.9%	7.0%	8.5%
Utz	13.3%	14.3%	4.9%	12.1%
Power Brands	14.3%	15.3%	5.8%	13.4%

(1) IRI Custom Panel, Total US MULO + C, on a pro forma basis.
(2) IRI does not include Partner Brands and Private Label retail sales.

Fiscal Year 2022 Outlook

For fiscal 2022, the Company expects continued strong, top-line momentum with total net sales growth of approximately 7-10%, and Organic Net Sales growth of approximately 4-6%, which is above its long-term growth algorithm of 3-4%. However, with cost inflation expected to continue and the Company investing to support its significant new customer growth, the Company expects fiscal 2022 Adjusted EBITDA to grow modestly versus fiscal 2021 Adjusted EBITDA of $156.2 million. The Company expects stronger Adjusted EBITDA performance in the second half of fiscal 2022, and in fiscal 2023, as the benefits of the Company’s pricing actions and productivity programs continue to build.

Additionally, in fiscal year 2022, the Company expects capital expenditures in the range of $50 million to $60 million. The expected increase in capital expenditures, compared to fiscal 2021, is driven primarily by higher return productivity projects, in particular the expansion of Utz’s largest warehouse across its network located in Hanover, PA, which is expected to drive improved inventory management and reduce costs.

Finally, the company expects an effective tax rate of approximately 20% (normalized GAAP basis tax expense, which excludes one-time items) and net leverage at year-end fiscal 2022 to be consistent with year-end fiscal 2021.

With respect to projected fiscal year 2022 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Fourth Quarter 2021 Financial Results

See the description of the Non-GAAP financial measures mentioned in this press release and reconciliations of the Non-GAAP adjusted measures to the GAAP measures in the tables that accompany this release. In addition, see the description of the periods representing the Predecessor and Successor periods in the Company's Form 10-K for the fiscal year ended, January 2, 2022.

Net sales in the 13-week fourth quarter of 2021 increased 22.2% to $300.9 million compared to $246.3 million in the 14-week fourth quarter of 2020. As a reminder, the Company’s fourth quarter 2020 results benefited from the impact of the 53rd week in fiscal year 2020 and estimates the “extra week” contributed approximately $16 million in net sales. Net sales in the fourth quarter on a comparable 13-week basis increased 30.6%.

The increase in net sales for the fourth quarter of 2021 was driven by acquisitions of +23.2% and Organic Net Sales growth of 7.4%. Organic Net Sales growth was driven by favorable price/mix of +6.0% and volume gains of 2.9%, partially offset by the Company’s continued shift to independent operators (“IO”) and the resulting increase in sales discounts associated with this that impacted net sales growth by (1.5%). Excluding the impact to net sales from the shift to independent operators, Organic Net Sales would have increased 8.9% versus last year.

Pro Forma Net Sales increased 9.2% on a comparable 13-week basis to $300.9 as compared to Pro Forma Net Sales of $275.5 million in the fourth quarter of 2020. The year-over-year Pro Forma Net Sales growth rate assumes the Company owned H.K. Anderson, Truco Enterprises, and Festida Foods on the first day of fiscal year 2020, and that the Company owned Vitner’s on the first day of fiscal February 2020.

Pro Forma Net Sales increased 7.9% on a two-year CAGR basis, which is an improvement from 6.4% in the third quarter. The fourth quarter Pro Forma Net Sales two-year CAGR assumes the Company owned Kennedy Endeavors, Kitchen Cooked, H.K. Anderson, Truco Enterprises, and Festida Foods on the first day of fiscal year 2019, and that the Company owned Vitner’s on the first day of fiscal February 2019.

Gross profit was $90.5 million, or 30.1% as a percentage of net sales. Adjusted Gross Profit increased 14.1% to $103.3 million, or 34.3% as a percentage of net sales, compared to Adjusted Gross Profit of $90.5 million, or 36.7% as a percentage of net sales, in the prior-year period. The decrease in Adjusted Gross Profit as a percentage of net sales was primarily driven by higher commodity, transportation, and labor inflation, which are collectively the result of industry-wide supply chain challenges. Additionally, the Company estimates that the continued shift to independent operators impacted Adjusted Gross Margins by approximately 150 basis points, but with offsetting benefits in Selling, General, and Administrative (“SG&A”) expense. These headwinds were partially offset by higher net price realization, improved mix, and ongoing benefits from the Company’s productivity programs.

Net loss of $(16.2) million compared to a net loss of $(87.5) million in the prior-year period. Adjusted Net Income in the fourth quarter of 2021 decreased 37.3% to $16.0 million compared to Adjusted Net Income of $25.5 million in the prior-year period.

Adjusted EBITDA increased 10.9% to $37.7 million, or 12.5% as a percentage of net sales, for the 13-week fourth quarter of 2021, compared to Adjusted EBITDA of $34.0 million, or 13.8% as a percentage of net sales, in the 14-week fourth quarter of 2020. The Company estimates the “extra week” in fiscal year 2020 contributed approximately $3 million in Adjusted EBITDA. The decrease in Adjusted EBITDA margin was driven by the Adjusted Gross Profit as a percentage of sales performance as described above, partially offset by lower SG&A expenses as a percentage of sales versus the prior-year period.

Balance Sheet and Cash Flow Highlights

•As of January 2, 2022:
◦Cash on hand of $41.9 million and $96.9 million was available under the Company’s revolving credit facility, providing liquidity of approximately $139 million.
◦Net debt of $817.8 million as of January 2, 2022, resulting in a Pro Forma Net Leverage ratio of 4.7x based on trailing twelve months Normalized Further Adjusted EBITDA of $175.5 million.

•For the 52-weeks ended January 2, 2022:
◦Cash flow from operations of $48.4 million.
◦Capital expenditures of $31.7 million.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com/ to access the live listen-only webcast and presentation. Participants can also dial in over the phone by calling 1 (888) 510-2008. The Event Plus passcode is 1774171. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

A replay will be archived online and is also available telephonically approximately two hours after the call concludes through Thursday, March 10, 2022, by dialing 1-800-770-2030, and entering confirmation code 1774171.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, ON THE BORDER® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian Brand®, and TORTIYAHS!®, among others.

After a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in

Hanover, Pennsylvania, Utz operates seventeen (17) facilities located in Alabama, Arizona, Illinois, Indiana, Louisiana, Massachusetts, Michigan, Nevada, North Carolina, Pennsylvania, and Washington. For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website (https://investors.utzsnacks.com/investors/default.aspx), SEC filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products and other issues. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These forward-looking statements include the expected effects from the COVID-19 pandemic, future plans for Utz Brands, Inc. and its direct and indirect subsidiaries (“UBI”), the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for UBI, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and UBI’s business and actual results may differ materially. Factors that may cause such differences include, but are not limited to: the risk that the Company may not recognize the anticipated benefits of recently completed business combinations and acquisitions recently completed by the Company (collectively, the “Business Combinations”), which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the ability of UBI to close planned acquisitions; changes in applicable law or regulations; costs related to the Business Combinations and other planned acquisitions; the inability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by the Company’s competitors’ actions that result in the Company’s products not suitably differentiated from the products of competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with SEC for the fiscal year ended January 2, 2022 and other reports filed by the Company with the Commission. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures and Other Key Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly-titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. We believe that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:

•Pro Forma Net Sales
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Pro Forma Gross Profit
•Pro Forma Adjusted Gross Profit
•Adjusted Selling, General, and Administrative Expense
•Adjusted Selling, General and Administrative Expense as % of Net Sales
•Adjusted Net Income
•Adjusted Earnings Per Share
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Further Adjusted EBITDA
•Further Adjusted EBITDA as % of Pro Forma Net Sales (Further Adjusted EBITDA Margin)
•Normalized Further Adjusted EBITDA
Pro Forma Net Sales is defined as net sales including the historical net sales relating to the pre-acquisition periods of H.K. Anderson, Truco Enterprises, Vitner’s, and Festida Foods acquisitions, assuming that the Company acquired H.K. Anderson, Truco Enterprises, and Festida Foods on the first day of the applicable fiscal year, and that the Company owned Vitner’s on the first day of fiscal February of the applicable fiscal year.

Organic Net Sales is defined as net sales excluding the impact of acquisitions.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition, and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit margins on Net Sales.

Pro Forma Gross Profit is defined as Gross Profit including the historical Gross Profit relating to the pre-acquisition periods of H.K. Anderson, Truco Enterprises, Vitner’s, and Festida Foods acquisitions, assuming that the Company acquired H.K. Anderson, Truco Enterprises, and Festida Foods on the first day of the applicable fiscal year, and that the Company owned Vitner’s on the first day of fiscal February of the applicable fiscal year.

Pro Forma Adjusted Gross Profit is defined as Adjusted Gross Profit including the historical Adjusted Gross Profit relating to the pre-acquisition periods of H.K. Anderson, Truco Enterprises, Vitner’s, and Festida Foods acquisitions, assuming that the Company acquired H.K. Anderson, Truco Enterprises, and Festida Foods on the first day of the applicable fiscal year, and that the Company owned Vitner’s on the first day of fiscal February of the applicable fiscal year.

Adjusted Selling, General, and Administrative Expense is defined as all Selling, General, and Administrative expense excluding Depreciation and Amortization expense, a non- cash item. In addition, Adjusted Selling, General and Administrative Expenses exclude the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, General and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, General, and Administrative margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to the Business Combination with Collier Creek Holdings and the acquisitions of Kennedy Endeavors, Kitchen Cooked, Inventure, Golden Flake, and Truco Enterprises. In addition, Adjusted Net Income is also adjusted to exclude deferred financing fees, interest income, and expense relating to IO loans and certain non-cash items, such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Per Share is defined as Adjusted Net Income (as defined, herein) divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the Private Placement Warrants are net settled and the Shares of Class V Common Stock held by Continuing Members is converted to Class A Common Stock.

EBITDA is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release and financial information contained in the release in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also provide in this release, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA margins on Net Sales.

Further Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA of H.K. Anderson, Truco Enterprises, Vitner’s, and Festida Foods acquisitions. We also report Further Adjusted EBITDA as a percentage of Pro Forma Net Sales as an additional measure to evaluate our Further Adjusted EBITDA margins on Pro Forma Net Sales. This definition does not include adjustments for estimated unrealized cost synergies, estimated unrealized public company costs or trade spend normalization, as reflected in Normalized Further Adjusted EBITDA.

Normalized Further Adjusted EBITDA is defined as Further Adjusted EBITDA including adjustments for estimated unrealized cost synergies related to the acquisition of H.K. Anderson, Truco Enterprises, Vitner’s, and Festida Foods acquisitions. In addition, Normalized Further Adjusted EBITDA also adjusts for estimated unrealized public company costs, and a one-time trade spend normalization adjustment at the end of 2019.

Management believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assists investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to have an understanding of the Company’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

(Tables to Follow)

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the thirteen weeks ended January 2, 2022 and fourteen weeks ended January 3, 2021
(In thousands, except share information)
(Unaudited)

	Successor
	Thirteen weeks ended January 2, 2022	Fourteen weeks ended January 3, 2021
Net sales	$300,932	$246,276
Cost of goods sold	210,451	164,672
Gross profit	90,481	81,604
Selling, general and administrative expenses
Selling	60,200	46,757
General and administrative	36,157	35,420
Total selling, general and administrative expenses	96,357	82,177
Gain on sale of assets
Gain on disposal of property, plant and equipment, net	169	104
(Loss) gain on sale of routes, net	(270)	690
Total (loss) gain on sale of assets	(101)	794
(Loss) income from operations	(5,977)	221
Other income (expense)
Interest expense	(8,225)	(11,483)
Other income	1,335	265
Gain (loss) on remeasurement of warrant liability	2,520	(73,843)
Other income (expense), net	(4,370)	(85,061)
Loss before income tax expense	(10,347)	(84,840)
Income tax expense	5,835	2,622
Net income (loss)	(16,182)	(87,462)
Net loss attributable to noncontrolling interest	8,435	5,651
Net loss attributable to controlling interest	$(7,747)	$(81,811)
Earnings per Class A Common stock: (in dollars)
Basic	$(0.10)	$(1.32)
Weighted-average shares of Class A Common stock outstanding
Basic	77,571,190	61,897,828
Other comprehensive loss:
Change in value of interest rate swap	$676	$672
Comprehensive loss	$(7,071)	$(81,139)

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the year ended January 2, 2022, fiscal periods ended January 3, 2021 and August 28, 2020, and year ended December 29, 2019
(In thousands, except share information)

	Successor		Predecessor
	For the year ended January 2, 2022	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	For the year ended December 29, 2019
Net sales	$1,180,713	$325,648	$638,662	$768,228
Cost of goods sold	796,804	219,977	411,595	514,430
Gross profit	383,909	105,671	227,067	253,798
Selling, general and administrative expenses
Selling	249,352	63,616	131,579	163,589
General and administrative	125,855	43,871	64,050	64,723
Total selling, general and administrative expenses	375,207	107,487	195,629	228,312
Gain on sale of assets
Gain on disposal of property, plant and equipment, net	1,133	109	79	6,028
Gain on sale of routes, net	731	749	1,264	7,232
Total gain on sale of assets	1,864	858	1,343	13,260
Income (loss) from operations	10,566	(958)	32,781	38,746
Other income (expense)
Interest expense	(34,708)	(13,301)	(26,659)	(48,388)
Other income (expense)	3,551	(2,058)	1,271	(576)
Gain (loss) on remeasurement of warrant liability	36,675	(91,851)	—	—
Other income (expense), net	5,518	(107,210)	(25,388)	(48,964)
Income (loss) before income taxes	16,084	(108,168)	7,393	(10,218)
Income tax expense (benefit)	8,086	(267)	3,973	3,146
Net income (loss)	7,998	(107,901)	3,420	(13,364)
Net loss (income) attributable to noncontrolling interest	12,557	7,971	—	(2,808)
Net income (loss) attributable to controlling interest	$20,555	$(99,930)	$3,420	$(16,172)
Earnings per share of Class A Common Stock: (in dollars)
Basic	$0.27	$(1.64)
Diluted	$0.25	$(1.64)
Weighted-average shares of Class A Common Stock outstanding
Basic	76,677,981	61,085,943
Diluted	81,090,229	61,085,943
Other comprehensive gain (loss):
Change in fair value of interest rate swap	$2,791	$924	$(7,463)	$1,408
Comprehensive income (loss)	$23,346	$(99,006)	$(4,043)	$(14,764)

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
January 2, 2022 and January 3, 2021
(In thousands)

	As of January 2, 2022	As of January 3, 2021
ASSETS
Current Assets
Cash and cash equivalents	$41,898	$46,831
Accounts receivable, less allowance of $1,391 and $239, respectively	131,388	118,305
Inventories	79,517	59,810
Prepaid expenses and other assets	18,395	11,573
Current portion of notes receivable	6,706	7,666
Total current assets	277,904	244,185
Non-current Assets
Property, plant and equipment, net	303,807	270,416
Goodwill	915,438	862,183
Intangible assets, net	1,142,509	1,171,709
Non-current portion of notes receivable	20,725	20,000
Other assets	55,963	15,671
Total non-current assets	2,438,442	2,339,979
Total assets	$2,716,346	$2,584,164
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$11,414	$469
Current portion of other notes payable	9,957	9,018
Accounts payable	95,369	57,254
Accrued expenses and other	71,280	80,788
Current portion of warrant liability	—	52,580
Total current liabilities	188,020	200,109
Non-current portion of term debt	830,548	778,000
Non-current portion of other notes payable	24,709	24,564
Non-current accrued expenses and other	55,838	37,771
Non-current warrant liability	46,224	85,032
Deferred tax liability	136,334	73,786
Total non-current liabilities	1,093,653	999,153
Total liabilities	1,281,673	1,199,262
Commitments and contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 77,570,422 and 71,094,714 shares issued and outstanding as of January 2, 2022 and January 3, 2021, respectively.	8	7
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 59,349,000 and 60,349,000 shares issued and outstanding as of January 2, 2022 and January 3, 2021, respectively.	6	6
Additional paid-in capital	912,574	793,461
Accumulated deficit	(236,598)	(241,490)
Accumulated other comprehensive income	3,715	924
Total stockholders' equity	679,705	552,908
Noncontrolling interest	754,968	831,994
Total equity	1,434,673	1,384,902
Total liabilities and equity	$2,716,346	$2,584,164

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended January 2, 2022, fiscal periods ended January 3, 2021 and August 28, 2020, and year ended December 29, 2019
(In thousands)

	Successor		Predecessor
	For the year ended January 2, 2022	From August 29, 2020 through January 3, 2021	From December 30, 2019 through August 28, 2020	For the year ended December 29, 2019
Cash flows from operating activities
Net income (loss)	$7,998	$(107,901)	$3,420	$(13,364)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Impairment and other charges	—	—	—	3,880
Depreciation and amortization	80,725	20,688	24,055	29,290
Amortization of step-up of inventory	—	5,795	—	—
(Gain) loss on remeasurement of warrant liability	(36,675)	91,851	—	—
Gain on disposal of property and equipment	(1,133)	(109)	(79)	(6,028)
Gain on sale of routes	(731)	(749)	(1,264)	(7,232)
Stock based compensation	12,961	6,790	—	—
Loss on debt extinguishment	—	2,500	—	4,336
Deferred income taxes	4,828	(958)	3,583	1,949
Amortization of deferred financing costs	3,919	(2,639)	1,742	955
Changes in assets and liabilities:	0
Accounts receivable, net	(4,528)	16,611	(11,786)	11,542
Inventories, net	(10,595)	887	(6,883)	3,476
Prepaid expenses and other assets	(2,931)	(7,064)	(3,456)	(1,993)
Accounts payable and accrued expenses and other	(5,451)	(26,634)	21,295	1,181
Net cash provided by (used in) operating activities	48,387	(932)	30,627	27,992
Cash flows from investing activities
Acquisition of Utz Brands Holdings, LLC, net of cash acquired	—	(185,448)	—	—
Acquisitions, net of cash acquired	(117,585)	(406,485)	(8,816)	(137,845)
Purchases of property and equipment	(31,739)	(9,892)	(11,828)	(19,996)
Purchases of intangibles	(1,757)	(79,013)	(650)	—
Proceeds from sale of property and equipment	3,033	1,344	615	12,059
Proceeds from sale of routes	14,186	2,082	2,774	3,008
Proceeds from the sale of IO notes	11,762	—	—	33,204
Notes receivable, net	(13,998)	(4,470)	(3,611)	(6,312)
Net cash used in investing activities	(136,098)	(681,882)	(21,516)	(115,882)
Cash flows from financing activities
Borrowings on term debt and notes payable	861,139	370,000	2,650	121,250
Repayments on term debt and notes payable	(795,488)	(239,989)	(6,686)	(135,141)
Payment of debt issuance cost	(9,210)	—	—	—
Contribution from member and noncontrolling interest	—	—	—	123,908
Exercised warrants	57,232	124,495	—	—
Dividends paid	(11,908)	(2,968)	—	—
Distributions to members	—	—	(6,415)	(11,461)
Distribution to noncontrolling interest	(18,987)	(9,565)	—	(2,527)
Net cash provided by (used in) financing activities	82,778	241,973	(10,451)	96,029
Net (decrease) increase in cash and cash equivalents	(4,933)	(440,841)	(1,340)	8,139
Cash and cash equivalents at beginning of period	46,831	487,672	15,053	6,914
Cash and cash equivalents at end of period	$41,898	$46,831	$13,713	$15,053

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

Net Sales and Pro Forma Net Sales

	14-Weeks Ended	1-Week Ended	13-Weeks Ended	53-Weeks Ended	1-Week Ended	52-Weeks Ended
	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)	(Successor)	(Combined Successor and Predecessor)
(dollars in millions)	January 3, 2021	January 3, 2021	December 27, 2020	January 3, 2021	January 3, 2021	December 27, 2020
Net Sales	$246.3	$15.9	$230.4	$964.3	$15.9	$948.4

	13-Weeks Ended		52-Weeks Ended
	January 2, 2022	December 27, 2020	January 2, 2022	December 27, 2020
(dollars in millions)	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)
Net Sales	$300.9	$230.4	$1,180.7	$948.4
H.K. Anderson Pre-Acquisition Net Sales	—	1.1	—	8.0
Vitner's Pre-Acquisition Net Sales	—	4.9	—	20.0
Truco Enterprises Pre-Acquisition Net Sales	—	37.1	—	187.7
Festida Foods Pre-Acquisition Net Sales	—	2.0	3.6	9.3
Pro Forma Net Sales	$300.9	$275.5	$1,184.3	$1,173.4

Organic Net Sales Growth

	Three Months Ended
	January 2, 2022			January 3, 2021				% Change
(dollars in millions)	Net Sales as Reported	Impact of Acquisitions	Organic Net Sales	Net Sales as Reported	Impact of Acquisitions	Impact of 53rd Week	Organic Net Sales	Net Sales as Reported	Organic Net Sales
Total Net Sales	$300.9	$53.7	$247.2	$246.3	$21.6	$15.9	$208.8	22.2%	7.4%

	Full-Year Ended
	January 2, 2022			January 3, 2021				% Change
(dollars in millions)	Net Sales as Reported	Impact of Acquisitions	Organic Net Sales	Net Sales as Reported	Impact of Acquisitions	Impact of 53rd Week	Organic Net Sales	Net Sales as Reported	Organic Net Sales
Total Net Sales	$1,180.7	$226.4	$954.3	$964.3	$108.4	$15.9	$840.0	22.4%	0.6%

Gross Profit, Adjusted Gross Profit, Pro Forma Gross Profit and Pro Forma Adjusted Gross Profit

	14-Weeks Ended	1-Week Ended	13-Weeks Ended	53-Weeks Ended	1-Week Ended	52-Weeks Ended
	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)	(Successor)	(Combined Successor and Predecessor)
(dollars in millions)	January 3, 2021	January 3, 2021	December 27, 2020	January 3, 2021	January 3, 2021	December 27, 2020
Gross Profit	$81.6	$4.9	$76.7	$332.7	$4.9	$327.8
Depreciation and Amortization	7.5	—	7.5	31.3	—	31.3
Non-Cash, non-recurring adjustments	1.4	—	1.4	1.4	—	1.4
Adjusted Gross Profit	$90.5	$4.9	$85.6	$365.4	$4.9	$360.5
Adjusted Gross Profit as a % of Net Sales	36.7%	30.8%	37.2%	37.9%	30.8%	38.0%

	13-Weeks Ended		52-Weeks Ended
	January 2, 2022	December 27, 2020	January 2, 2022	December 27, 2020
(dollars in millions)	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)
Gross Profit	$90.5	$76.7	$383.9	$327.8
Depreciation and Amortization	9.6	7.5	35.0	31.3
Non-Cash, non-recurring adjustments	3.2	1.4	6.0	1.4
Adjusted Gross Profit	103.3	85.6	424.9	360.5
Adjusted Gross Profit as a % of Net Sales	34.3%	37.2%	36.0%	38.0%
Depreciation and Amortization - COGS	(9.6)	(7.5)	(35.0)	(31.3)
H.K. Anderson Pre-Acquisition Gross Profit	—	0.1	—	1.1
Vitner's Pre-Acquisition Gross Profit	—	2.4	—	9.7
Truco Enterprises Pre-Acquisition Gross Profit	—	14.1	—	74.5
Festida Foods Pre-Acquisition Gross Profit	—	1.7	2.7	6.6
Pro Forma Gross Profit	93.7	96.4	392.6	421.1
Depreciation and Amortization - COGS	9.6	7.5	35.0	31.3
Festida Pre-Acquisition D&A	—	0.5	0.9	2.0
Depreciation and Amortization - Total	9.6	8.0	35.9	33.3
Pro Forma Adjusted Gross Profit	$103.3	$104.4	$428.5	$454.4
Pro Forma Adjusted Gross Profit as a % of Pro Forma Net Sales	34.3%	37.9%	36.2%	38.7%

Adjusted Selling, General and Administrative Expense

	14-Weeks Ended	1-Week Ended	13-Weeks Ended	53-Weeks Ended	1-Week Ended	52-Weeks Ended
	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)	(Successor)	(Combined Successor and Predecessor)
(dollars in millions)	January 3, 2021	January 3, 2021	December 27, 2020	January 3, 2021	January 3, 2021	December 27, 2020
Selling, General and Administrative Expense - Including Depreciation and Amortization	$82.2	$1.8	$80.4	$303.1	$1.8	$301.3
Depreciation and Amortization in SG&A Expense	(7.7)	—	(7.7)	(19.2)	—	(19.2)
Non-Cash, and/or Non-recurring Adjustments	(17.6)	—	(17.6)	(50.5)	—	(50.5)
Adjusted Selling, General and Administrative Expense	$56.9	$1.8	$55.1	$233.4	$1.8	$231.6

	13-Weeks Ended		52-Weeks Ended
	January 2, 2022	December 27, 2020	January 2, 2022	December 27, 2020
(dollars in millions)	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)
Selling, General and Administrative Expense - Including Depreciation and Amortization	$96.4	$80.4	$375.2	$301.3
Depreciation and Amortization in SG&A Expense	(11.6)	(7.7)	(45.5)	(19.2)
Non-Cash, and/or Non-recurring Adjustments	(18.6)	(17.6)	(57.9)	(50.5)
Adjusted Selling, General and Administrative Expense	66.2	55.1	271.8	231.6
Adjusted Selling, General and Administrative Expense as a % of Net Sales	22.0%	23.9%	23.0%	24.4%
Vitner's Pre-Acquisition SG&A Expense	—	2.0	—	7.8
Truco Enterprises Pre-Acquisition SG&A Expense	—	5.1	—	29.3
Festida Foods Pre-Acquisition SG&A Expense	—	1.0	1.5	3.5
Pro Forma Adjusted SG&A Expense	$66.2	$63.2	$273.3	$272.2
Pro Forma Adjusted Selling, General and Administrative Expense as % of Pro Forma Net Sales	22.0%	22.9%	23.1%	23.2%

Adjusted Net Income

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
(dollars in millions, except per share data)	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)
Net Income (Loss)	$(16.2)	$(87.5)	$8.0	$(104.5)
Deferred Financing Fees	0.4	4.7	1.1	6.6
Depreciation and Amortization	21.4	15.2	80.7	50.5
Non-Acquisition Related Depreciation and Amortization	(8.7)	(8.2)	(29.7)	(27.4)
Acquisition Step-Up Depreciation and Amortization:	12.7	7.0	51.0	23.1
Certain Non-Cash Adjustments	2.7	4.9	11.6	3.2
Acquisition and Integration	7.9	8.6	27.0	40.0
Business Transformation Initiatives	10.8	5.3	24.5	8.8
Financing-Related Costs	—	0.1	0.7	2.7
(Gain) Loss on Remeasurement of Warrant Liability	(2.5)	73.9	(36.7)	91.8
Other Non-Cash and/or Non-Recurring Adjustments	18.9	92.8	27.1	146.5
Income Tax-Rate Adjustment(1)	0.2	8.5	(9.7)	(2.9)

Adjusted Net Income	$16.0	$25.5	$77.5	$68.8

Basic Shares Outstanding on an As-Converted Basis	136.9		136.9
Fully Diluted Shares on an As-Converted Basis	142.4		142.4
Adjusted Earnings Per Share	$0.11		$0.54
(1) Income Tax Rate Adjustment calculated as Income (Loss) before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or Non-Recurring Adjustments, multiplied by an effective cash tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Income (Loss). The effective cash tax rate includes corporate income tax payments plus non-resident withholding and tax distributions, which are considered equivalent to tax.

Depreciation & Amortization

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
(dollars in millions)	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)
Core D&A - Non-Acquisition-related included in Gross Profit	$6.4	$2.8	$19.5	$16.9
Step-Up D&A - Transaction-related included in Gross Profit	3.4	4.7	15.7	14.4
Depreciation & Amortization - included in Gross Profit	9.8	7.5	35.2	31.3

Core D&A - Non-Acquisition-related included in SG&A Expense	2.3	5.4	10.2	10.6
Step-Up D&A - Transaction-related included in SG&A Expense	9.3	2.3	35.3	8.6
Depreciation & Amortization - included in SG&A Expense	11.6	7.7	45.5	19.2

Depreciation & Amortization - Total	$21.4	$15.2	$80.7	$50.5

Core Depreciation and Amortization	$8.7	$8.2	$29.7	$27.5
Step-Up Depreciation and Amortization	12.7	7.0	51.0	23.0
Total Depreciation and Amortization	$21.4	$15.2	$80.7	$50.5

EBITDA and Adjusted EBITDA

	14-Weeks Ended	1-Week Ended	13-Weeks Ended	53-Weeks Ended	1-Week Ended	52-Weeks Ended
	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)	(Successor)	(Combined Successor and Predecessor)
(dollars in millions)	January 3, 2021	January 3, 2021	December 27, 2020	January 3, 2021	January 3, 2021	December 27, 2020
Net (Loss) Income	$(87.5)	$3.1	$(90.6)	$(104.5)	$3.1	$(107.6)
Plus non-GAAP adjustments:
Income Tax (Benefit) or Expense	2.7	—	2.7	3.7	—	3.7
Depreciation and Amortization	15.2	—	15.2	50.5	—	50.5
Interest Expense, Net	11.5	—	11.5	40.0	—	40.0
Interest Income (IO loans)(1)	(0.7)	—	(0.7)	(2.4)	—	(2.4)
EBITDA	(58.8)	3.1	(61.9)	(12.7)	3.1	(15.8)
Certain Non-Cash Adjustments(2)	4.9	—	4.9	3.2	—	3.2
Acquisition and Integration(3)	8.6	—	8.6	40.0	—	40.0
Business Transformation Initiatives(4)	5.3	—	5.3	8.8	—	8.8
Financing-Related Costs(5)	0.1	—	0.1	2.7	—	2.7
Loss on Remeasurement of Warrant Liabilities(6)	73.9	—	73.9	91.9	—	91.9
Adjusted EBITDA	$34.0	$3.1	$30.9	$133.9	$3.1	$130.8
Adjusted EBITDA as a % of Net Sales	13.8%	19.5%	13.4%	13.9%	19.5%	13.8%

EBITDA, Adjusted EBITDA and Further Adjusted EBITDA	13-Weeks Ended		52-Weeks Ended
	January 2, 2022	December 27, 2020	January 2, 2022	December 27, 2020
(dollars in millions)	(Successor)	(Successor)	(Successor)	(Combined Successor and Predecessor)
Net Income (Loss)	$(16.2)	$(90.6)	$8.0	$(107.6)
Plus non-GAAP adjustments:
Income Tax (Benefit) or Expense	5.8	2.7	8.1	3.7
Depreciation and Amortization	21.4	15.2	80.7	50.5
Interest Expense, Net	8.2	11.5	34.7	40.0
Interest Income (IO loans)(1)	(0.4)	(0.7)	(2.4)	(2.4)
EBITDA	18.8	(61.9)	129.1	(15.8)
Certain Non-Cash Adjustments(2)	2.7	4.9	11.6	3.2
Acquisition and Integration(3)	7.9	8.6	27.0	40.0
Business Transformation Initiatives(4)	10.8	5.3	24.5	8.8
Financing-Related Costs(5)	—	0.1	0.7	2.7
(Gain) Loss on Remeasurement of Warrant Liabilities(6)	(2.5)	73.9	(36.7)	91.9
Adjusted EBITDA	37.7	30.9	156.2	130.8
Adjusted EBITDA as a % of Net Sales	12.5%	13.4%	13.2%	13.8%
HKA Pre-Acquisition Adjusted EBITDA(7)	—	0.1	—	1.1
Vitner's Pre-Acquisition Adjusted EBITDA(7)	—	0.4	—	2.0
Truco Pre-Acquisition Adjusted EBITDA(7)	—	8.8	—	47.5
Festida Pre-Acquisition Adjusted EBITDA(7)	—	1.3	2.6	5.9
RW Pre-Acquisition Adjusted EBITDA(7)	1.1	1.3	5.4	5.4
Further Adjusted EBITDA	$38.8	$42.8	$164.2	$192.7
Further Adjusted EBITDA as % of Pro Forma Net Sales	12.9%	15.5%	13.9%	16.4%

(1)Interest Income from IO Loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution. (“Business Transformation Initiatives”). There is a Notes Payable recorded that mirrors the IO notes receivable, and the interest expense associated with the Notes Payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – Utz Quality Foods, LLC, our wholly-owned subsidiary, established the 2018 Long-Term Incentive Plan (the “2018 LTIP”) for employees in February 2018. The Company recorded income of $3.0 million for the Predecessor period from December 30, 2019 to August 28, 2020. The income was the result of the conversion rate of the 2018 LTIP Phantom Units into the 2020 LTIP RSUs. Expenses incurred for the 2018 LTIP are non-operational in nature and are expected to decline upon the vesting of the remaining phantom units from fiscal year 2018 and fiscal year 2019 at the end of fiscal year 2021. The phantom units under the 2018 LTIP were converted into the 2020 LTIP RSUs as part of the Business Combination. Additionally, the Company incurred $13.0 million and $10.6 million of share-based compensation for the Successor period from August 29, 2020 to January 3, 2021 and for fiscal 2021, respectively.
Purchase Commitments and Other Adjustments – We have purchased commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related unrealized gains and losses.
Asset Impairments and Write-Offs — There were no adjustments for impairments recorded in 2021 or 2020.
(3)Pre-Acquisition Adjusted EBITDA- This adjustment represents the adjusted EBITDA of acquired companies prior to the acquisition date.
(4)Adjustment for Acquisition and Integration Costs – This is primarily comprised of the following: (i) consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions; (ii) integration and restructuring costs related to recently completed acquisitions; and (iii) costs associated with reclaiming distribution rights from distributors. In 2021, acquisition related costs included $9.5 million of expense related to reclaiming distribution rights through purchases and terminations, in addition to $7.1 million of expense for the three acquired entities and the evaluation of other potential acquisition targets. Additionally in 2021, we incurred $10.2 million of expenses related to restructuring and integration costs related to recent acquisitions. In 2020, the majority of charges are related to costs incurred for the Business Combination, the HK Anderson acquisition, and the Truco acquisition, and related integration expenditures where we incurred costs of $40.0 million.
(5)Business Transformation Initiatives – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, certain pre-Business Combination Rice/Lissette family-related costs incurred but not part of normal business operations, and gains realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, offset by severance costs associated with the elimination of RSP positions, fall into this category. Additionally, in 2021, we incurred certain one-time costs of $3.3 million associated with the damage of a manufacturing facility, net of expected proceeds from insurance policies, and one-time expenses as a result of COVID-19 of $1.9 million. In 2021, total net cost was $24.5 million compared to $8.8 million net cost for 2020. The increase in fiscal 2021 costs is primarily a result of increased IO conversions, enhancements in our supply chain capabilities and costs associated with our transition of IT systems, including a new ERP.
(6)Financing-Related Costs – These costs include adjustments for various items related to raising debt and preferred equity capital. In 2021, we incurred $0.7 million of expense compared to fiscal 2020 of $2.7 million. In 2020 we incurred $2.5 million of expenses related to a prepayment penalty for the pay-down of debt.
(7)(Gain) or loss related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the Warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the Warrants at the time of exercise being recorded as an increase to equity.
(8)Pre-Acquisition Adjusted EBITDA- This adjustment represents the adjusted EBITDA of acquired companies prior to the acquisition date.

Normalized Further Adjusted EBITDA

	FY 2020					FY 2021
	(Predecessor)		(Combined Successor and Predecessor)	(Successor)	(Combined Successor and Predecessor)	(Successor)
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2020	Q1	Q2	Q3	Q4	FY 2021
Further Adjusted EBITDA	$40.8	$51.5	$53.6	$41.4	$187.3	$41.0	$38.1	$46.3	$38.8	$164.2
Acquisition Synergies(1)	2.9	2.6	2.6	2.0	10.1	3.1	3.1	2.6	2.5	11.3
Public Company Costs(2)	(0.8)	(0.7)	(0.6)	—	(2.1)	—	—	—	—	—
Normalized Further Adjusted EBITDA	$42.9	$53.4	$55.6	$43.4	$195.3	$44.1	$41.2	$48.9	$41.3	$175.5

(1) Represents identified integration-related cost savings expected to be realized from the elimination of certain procurement, manufacturing, and logistics as well as selling, general and administrative expenses in connection with the acquisition of Kennedy Endeavors, Kitchen Cooked, Truco Enterprises, Vitner’s, Festida Foods and R.W. Garcia.
(2) Represents estimated incremental costs of operating as a public company following the closing of the business combination, including exchange listing and other fees; audit and compliance costs; investor relations costs; additional D&O insurance premium; legal expenses associated with public filings and other items; and cash compensation for the Board of Directors.

Net Debt and Leverage Ratio

(dollars in millions)	As of January 2, 2022
Term Loan	$787.2
Line of Credit	36.0
Capital Leases(1)	34.8
Deferred Purchase Price	1.7
Gross Debt(2)	859.7
Cash and Cash Equivalents	41.9
Total Net Debt	$817.8

Last 52-Weeks Normalized Further Adjusted EBITDA	$175.5

Net Leverage Ratio	4.7x

(1) Capital Leases include equipment term loans and excludes the impact of step-up accounting.
(2) Excludes amounts related to guarantees on IO loans which are collateralized by routes. We have the ability to recover substantially all of the outstanding loan value in the event of a default scenario, which is uncommon.